                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

             Information Statement Pursuant to Rules 13d-1 and 13d-2
                    Under the Securities Exchange Act of 1934
                                (Amendment No. 3)


                          Lifestream Technologies, Inc.
                ------------------------------------------------
                                (Name of Issuer)

                         Common Stock, Par Value, $.001
            --------------------------------------------------------
                         (Title of Class of Securities)

                                    53219K101
                            ------------------------
                                 (CUSIP Number)

                                December 31, 2002
             ------------------------------------------------------
              Date of Event Which Requires Filing of the Statement


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_]  Rule 13d-1(b)
[x]  Rule 13d-1(c)
[_]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------                                 -----------------------
  Cusip no. 53219K101                 13G                  Page 2 of 11 Pages
-----------------------                                 -----------------------

--------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Name RAB Europe Fund Limited
--------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [X]
                                                                (b) [_]
--------------------------------------------------------------------------------
 3.   SEC USE ONLY

--------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
              Cayman Islands
--------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER
   NUMBER OF                    0
    SHARES         -------------------------------------------------------------
 BENEFICIALLY        6.   SHARED VOTING POWER
   OWNED BY               1,125,660 shares of Common Stock
     EACH                 $5,470,000 in principal amount of Convertible Term
  REPORTING               Notes (convertible into up to 5,470,000 shares of
    PERSON                Common Stock)/1/2/
     WITH                 Warrants (exercisable into up to
                                        - -
                          3,000,000 shares of Common Stock)/2/
                                                            -
                   -------------------------------------------------------------
                     7.   SOLE DISPOSITIVE POWER
                                0
                   -------------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
                          See Row 6 above.
--------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      See Row 6 above.
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES/1/2/                                          [X]
                     - -
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      Up to 9.9% as of the date of filing this statement./2/ (Based on
                                                          -
      24,986,747 shares of Common Stock issued and outstanding as of November 11, 2002, plus the Common Stock issuable upon the conversion of the Convertible Term Notes and the exercise of the Warrants referred to in Row 6 above.)
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*
                         CO
--------------------------------------------------------------------------------

/1/      Pursuant to the Convertible Term Notes, the Convertible Term Notes are
 -
         convertible at the rate of 1 share of Common Stock for each $1.00 amount of principal amount of the Convertible Term Notes plus any accrued and unpaid interest and Registration Delay Payments (as defined in the Registration Rights Agreement between the Issuer and the Reporting Person) on such principal amount. Any shares of Common Stock into which any such accrued and unpaid interest or Registration Delay Payments may be converted are not reported as beneficially owned herein.

/2/      Pursuant to the terms of the Convertible Term Notes and the Warrants,
 -
         the Reporting Person cannot be a "beneficial owner" of more than 9.99% of the Common Stock within the meaning of Rule 13d-1 under the Securities Exchange Act of 1934.

-----------------------                                 -----------------------
  Cusip no. 53219K101                 13G                  Page 3 of 11 Pages
-----------------------                                 -----------------------

--------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Name RAB Europe Partners LP
--------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [X]
                                                                (b) [_]
--------------------------------------------------------------------------------
 3.   SEC USE ONLY

--------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
              Delaware
              U.S.A
--------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER
   NUMBER OF                    0
    SHARES         -------------------------------------------------------------
 BENEFICIALLY        6.   SHARED VOTING POWER
   OWNED BY               1,125,660 shares of Common Stock
     EACH                 $5,470,000 in principal amount of Convertible Term
  REPORTING               Notes (convertible into up to 5,470,000 shares of
    PERSON                Common Stock)/1/2/
     WITH                 Warrants (exercisable into up to
                                        - -
                          3,000,000 shares of Common Stock)/2/
                                                            -
                   -------------------------------------------------------------
                     7.   SOLE DISPOSITIVE POWER
                                0
                   -------------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
                          See Row 6 above.
--------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      See Row 6 above.
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES/1/2/                                          [X]
                     - -
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      Up to 9.9% as of the date of filing this statement./2/ (Based on
                                                          -
      24,986,747 shares of Common Stock issued and outstanding as of November 11, 2002, plus the Common Stock issuable upon the conversion of the Convertible Term Notes and the exercise of the Warrants referred to in Row 6 above.)
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*
                         PN
--------------------------------------------------------------------------------

/1/      Pursuant to the Convertible Term Notes, the Convertible Term Notes are
 -
         convertible at the rate of 1 share of Common Stock for each $1.00 amount of principal amount of the Convertible Term Notes plus any accrued and unpaid interest and Registration Delay Payments (as defined in the Registration Rights Agreement between the Issuer and the Reporting Person) on such principal amount. Any shares of Common Stock into which any such accrued and unpaid interest or Registration Delay Payments may be converted are not reported as beneficially owned herein.

/2/      Pursuant to the terms of the Convertible Term Notes and the Warrants,
 -
         the Reporting Person cannot be a "beneficial owner" of more than 9.99% of the Common Stock within the meaning of Rule 13d-1 under the Securities Exchange Act of 1934.

-----------------------                                 -----------------------
  Cusip no. 53219K101                 13G                  Page 4 of 11 Pages
-----------------------                                 -----------------------

--------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Name RAB Partners Limited
--------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [X]
                                                                (b) [_]
--------------------------------------------------------------------------------
 3.   SEC USE ONLY

--------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
              Cayman Islands
--------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER
   NUMBER OF                    0
    SHARES         -------------------------------------------------------------
 BENEFICIALLY        6.   SHARED VOTING POWER
   OWNED BY               1,125,660 shares of Common Stock
     EACH                 $5,470,000 in principal amount of Convertible Term
  REPORTING               Notes (convertible into up to 5,470,000 shares of
    PERSON                Common Stock)/1/2/
     WITH                               - -
                          Warrants (exercisable into up to 3,000,000 shares of
                          Common Stock)/2/
                                        -
                   -------------------------------------------------------------
                     7.   SOLE DISPOSITIVE POWER
                                0
                   -------------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
                          See Row 6 above.
--------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      See Row 6 above.
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES/1/2/                                          [X]
                     - -
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      Up to 9.9% as of the date of filing this statement./2/ (Based on
                                                          -
      24,986,747 shares of Common Stock issued and outstanding as of November 11, 2002, plus the Common Stock issuable upon the conversion of the Convertible Term Notes and the exercise of the Warrants referred to in Row 6 above.)
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*
                         CO
--------------------------------------------------------------------------------

/1/      Pursuant to the Convertible Term Notes, the Convertible Term Notes are
 -
         convertible at the rate of 1 share of Common Stock for each $1.00 amount of principal amount of the Convertible Term Notes plus any accrued and unpaid interest and Registration Delay Payments (as defined in the Registration Rights Agreement between the Issuer and the Reporting Person) on such principal amount. Any shares of Common Stock into which any such accrued and unpaid interest or Registration Delay Payments may be converted are not reported as beneficially owned herein.

/2/      Pursuant to the terms of the Convertible Term Notes and the Warrants,
 -
         the Reporting Person cannot be a "beneficial owner" of more than 9.99% of the Common Stock within the meaning of Rule 13d-1 under the Securities Exchange Act of 1934.

-----------------------                                 -----------------------
  Cusip no. 53219K101                 13G                  Page 5 of 11 Pages
-----------------------                                 -----------------------

--------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Name RAB Capital Limited
--------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [X]
                                                                (b) [_]
--------------------------------------------------------------------------------
 3.   SEC USE ONLY

--------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
              United Kingdom
--------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER
   NUMBER OF                    0
    SHARES         -------------------------------------------------------------
 BENEFICIALLY        6.   SHARED VOTING POWER
   OWNED BY               1,125,660 shares of Common Stock
     EACH                 $5,470,000 in principal amount of Convertible Term
  REPORTING               Notes (convertible into up to 5,470,000 shares of
    PERSON                Common Stock)/1//2/
     WITH                               -  -
                          Warrants (exercisable into up to 3,000,000 shares of
                          Common Stock)/2/
                                        -
                   -------------------------------------------------------------
                     7.   SOLE DISPOSITIVE POWER
                                0
                   -------------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
                          See Row 6 above.
--------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      See Row 6 above.
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES/1/2/                                          [X]
                     - -
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      Up to 9.9% as of the date of filing this statement./2/ (Based on
                                                          -
      24,986,747 shares of Common Stock issued and outstanding as of November 11, 2002, plus the Common Stock issuable upon the conversion of the Convertible Term Notes and the exercise of the Warrants referred to in Row 6 above.)
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*
                         CO
--------------------------------------------------------------------------------

/1/      Pursuant to the Convertible Term Notes, the Convertible Term Notes are
 -
         convertible at the rate of 1 share of Common Stock for each $1.00 amount of principal amount of the Convertible Term Notes plus any accrued and unpaid interest and Registration Delay Payments (as defined in the Registration Rights Agreement between the Issuer and the Reporting Person) on such principal amount. Any shares of Common Stock into which any such accrued and unpaid interest or Registration Delay Payments may be converted are not reported as beneficially owned herein.

/2/      Pursuant to the terms of the Convertible Term Notes and the Warrants,
 -
         the Reporting Person cannot be a "beneficial owner" of more than 9.99% of the Common Stock within the meaning of Rule 13d-1 under the Securities Exchange Act of 1934.

-----------------------                                 -----------------------
  Cusip no. 53219K101                 13G                  Page 6 of 11 Pages
-----------------------                                 -----------------------

--------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Name William Philip Richards
--------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [X]
                                                                (b) [_]
--------------------------------------------------------------------------------
 3.   SEC USE ONLY

--------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
              United Kingdom
--------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER
   NUMBER OF                    0
    SHARES         -------------------------------------------------------------
 BENEFICIALLY        6.   SHARED VOTING POWER
   OWNED BY               1,125,660 shares of Common Stock
     EACH                 $5,470,000 in principal amount of Convertible Term
  REPORTING               Notes (convertible into up to 5,470,000 shares of
    PERSON                Common Stock)/1/2/
     WITH                               - -
                          Warrants (exercisable into up to 3,000,000 shares of
                          Common Stock)/2/
                                        -
                   -------------------------------------------------------------
                     7.   SOLE DISPOSITIVE POWER
                                0
                   -------------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
                          See Row 6 above.
--------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      See Row 6 above.
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES/1/2/                                          [X]
                     - -
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      Up to 9.9% as of the date of filing this statement./2/ (Based on
                                                          -
      24,986,747 shares of Common Stock issued and outstanding as of November 11, 2002, plus the Common Stock issuable upon the conversion of the Convertible Term Notes and the exercise of the Warrants referred to in Row 6 above.)
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*
                         IN
--------------------------------------------------------------------------------

/1/      Pursuant to the Convertible Term Notes, the Convertible Term Notes are
 -
         convertible at the rate of 1 share of Common Stock for each $1.00 amount of principal amount of the Convertible Term Notes plus any accrued and unpaid interest and Registration Delay Payments (as defined in the Registration Rights Agreement between the Issuer and the Reporting Person) on such principal amount. Any shares of Common Stock into which any such accrued and unpaid interest or Registration Delay Payments may be converted are not reported as beneficially owned herein.

/2/      Pursuant to the terms of the Convertible Term Notes and the Warrants,
 -
         the Reporting Person cannot be a "beneficial owner" of more than 9.99% of the Common Stock within the meaning of Rule 13d-1 under the Securities Exchange Act of 1934.

-----------------------                                 -----------------------
  Cusip no. 53219K101                 13G                  Page 7 of 11 Pages
-----------------------                                 -----------------------

--------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Name Michael Alen-Buckley
--------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [X]
                                                                (b) [_]
--------------------------------------------------------------------------------
 3.   SEC USE ONLY

--------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION
              United Kingdom
--------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER
   NUMBER OF                    0
    SHARES         -------------------------------------------------------------
 BENEFICIALLY        6.   SHARED VOTING POWER
   OWNED BY               1,125,660 shares of Common Stock
     EACH                 $5,470,000 in principal amount of Convertible Term
  REPORTING               Notes (convertible into up to 5,470,000 shares of
    PERSON                Common Stock)/1/2/
     WITH                               - -
                          Warrants (exercisable into up to 3,000,000 shares of
                          Common Stock)/2/
                                        -
                   -------------------------------------------------------------
                     7.   SOLE DISPOSITIVE POWER
                                0
                   -------------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
                          See Row 6 above.
--------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      See Row 6 above.
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES/1/2/                                          [X]
                     - -
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      Up to 9.9% as of the date of filing this statement./2/ (Based on
                                                          -
      24,986,747 shares of Common Stock issued and outstanding as of November 11, 2002, plus the Common Stock issuable upon the conversion of the Convertible Term Notes and the exercise of the Warrants referred to in Row 6 above.)
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*
                         IN
--------------------------------------------------------------------------------

/1/      Pursuant to the Convertible Term Notes, the Convertible Term Notes are
 -
         convertible at the rate of 1 share of Common Stock for each $1.00 amount of principal amount of the Convertible Term Notes plus any accrued and unpaid interest and Registration Delay Payments (as defined in the Registration Rights Agreement between the Issuer and the Reporting Person) on such principal amount. Any shares of Common Stock into which any such accrued and unpaid interest or Registration Delay Payments may be converted are not reported as beneficially owned herein.

/2/      Pursuant to the terms of the Convertible Term Notes and the Warrants,
 -
         the Reporting Person cannot be a "beneficial owner" of more than 9.99% of the Common Stock within the meaning of Rule 13d-1 under the Securities Exchange Act of 1934.

-----------------------                                 -----------------------
  Cusip no. 53219K101                 13G                  Page 8 of 11 Pages
-----------------------                                 -----------------------

Item 1(a)      Name of Issuer: Lifestream Technologies, Inc.

Item 1(b)      Address of Issuer's Principal Executive Offices:

               510 Clearwater Loop, Suite 101
               Post Falls, Idaho 83854

Item 2(a)      Name of Person Filing
Item 2(b)      Address of Principal Business Office
Item 2(c)      Citizenship

               RAB Europe Fund Limited
               P.O. Box 265 GT
               Walker House
               Mary Street
               George Town, Grand Cayman
               Cayman Islands company

               RAB Europe Partners LP
               c/o RAB Capital Limited
               No. 1 Adam Street
               London W2CN 6LE
               United Kingdom
               Delaware limited partnership

               RAB Partners Limited
               P.O. Box 265 GT
               Walker House
               Mary Street
               George Town, Grand Cayman
               Cayman Islands company

               RAB Capital Limited
               No. 1 Adam Street
               London W2CN 6LE
               United Kingdom
               United Kingdom company

               William Philip Richards
               No. 1 Adam Street
               London W2CN 6LE
               United Kingdom
               United Kingdom citizen

               Michael Alen-Buckley
               No. 1 Adam Street
               London W2CN 6LE
               United Kingdom
               United Kingdom citizen

Item 2(d)      Title of Class of Securities:

               Common Stock, par value $.001 per share

Item 2(e)      CUSIP Number: 53219K101

-----------------------                                 -----------------------
  Cusip no. 53219K101                 13G                  Page 9 of 11 Pages
-----------------------                                 -----------------------

Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

               (a)  [__]  Broker or dealer registered under Section 15 of the
                          Exchange Act;

               (b)  [__]  Bank as defined in Section 3(a)(6) of the Exchange
                          Act;

               (c)  [__]  Insurance company as defined in Section 3(a)(19) of the Exchange Act;

               (d)  [__]  Investment company registered under Section 8 of the
                          Investment Company Act;

               (e)  [__]  An investment adviser in accordance with Rule
                          13d-1(b)(1)(ii)(E);

               (f)  [__]  An employee benefit plan or endowment fund in
                          accordance with Rule 13d-1(b)(1)(ii)(F);

               (g)  [__]  A parent holding company or control person in
                          accordance with Rule 13d-1(b)(ii)(G);

               (h)  [__]  A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

               (i)  [__]  A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

               (j)  [__]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

               If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

Item 4         Ownership:

               RAB Europe Fund Limited
               RAB Europe Partners LP
               RAB Partners Limited
               RAB Capital Limited
               William Philip Richards
               Michael Alen-Buckley

      (a)      Amount beneficially owned:

               1,125,660 shares of Common Stock

               $5,470,000 of principal amount Convertible Term Notes (convertible into up to 5,470,000 shares of Common Stock)/1/2/
                                                                         - -

               Warrants (exercisable into up to 3,000,000 shares of Common Stock)/2/
                      -

-----------------------                                 -----------------------
  Cusip no. 53219K101                 13G                  Page 10 of 11 Pages
-----------------------                                 -----------------------

      (b)      Percent of Class:

               Up to 9.9% as of the date of filing this statement. /2/ (Based on
                                                                    -
               24,986,747 shares of Common Stock issued and outstanding as of November 11, 2002, plus the Common Stock issuable upon the conversion of the Convertible Term Notes and the exercise of the Warrants referred to in Item 4(a) above.)

      (c)      Number of shares as to which such person has:

               (i)    sole power to vote or to direct the vote: 0

               (ii)   shared power to vote or to direct the vote:
                         See item (a) above.

               (iii)  sole power to dispose or to direct the disposition of: 0

               (iv)   shared power to dispose or to direct the disposition of:
                         See item (a) above.

      /1/      Pursuant to the Convertible Term Notes, the Convertible Term
       -
               Notes are convertible at the rate of 1 share of Common Stock for each $1.00 amount of principal amount of the Convertible Term
               Notes plus any accrued and unpaid interest and Registration Delay
               Payments (as defined in the Registration Rights Agreement between the Issuer and the Reporting Person) on such principal amount.
               Any shares of Common Stock into which any such accrued and unpaid interest or Registration Delay Payments may be converted are not reported as beneficially owned herein.

      /2/      Pursuant to the terms of the Convertible Term Notes and the
       -
               Warrants, the Reporting Person cannot be a "beneficial owner" of more than 9.99% of the Common Stock within the meaning of Rule
               13d-1 under the Securities Exchange Act of 1934.

Item  5        Ownership of Five Percent or Less of a Class:
                         Not Applicable.

Item  6        Ownership of More than Five Percent on Behalf of Another Person:
                         Not Applicable.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding
               Company:
                         Not Applicable.

Item  8        Identification and Classification of Members of the Group:
                         Not Applicable.

Item  9        Notice of Dissolution of Group:
                         Not Applicable.

Item  10       Certification:

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

-----------------------                                 -----------------------
  Cusip no. 53219K101                 13G                  Page 11 of 11 Pages
-----------------------                                 -----------------------

     After reasonable inquiry and to the best of its knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated this 11th day of February, 2003

RAB EUROPE FUND LIMITED                                 RAB EUROPE PARTNERS LP

By: RAB Capital Limited, its Investment Manager         By: RAB Partners Limited, its General Partner

    By: /s/ William Philip Richards                         By: /s/ William Philip Richards
        ---------------------------                             ---------------------------
        William Philip Richards,                                William Philip Richards, Director
        Managing Director


RAB PARTNERS LIMITED                                    RAB CAPITAL LIMITED

By: /s/ William Philip Richards                         By: /s/ William Philip Richards
    ---------------------------                             ---------------------------
    William Philip Richards, Director                       William Philip Richards, Managing Director


WILLIAM PHILIP RICHARDS                                 MICHAEL ALEN-BUCKLEY


/s/ William Philip Richards                             /s/ Michael Alen-Buckley
---------------------------                             ------------------------